Exhibit 99.8

CONSENT OF SVB LEERINK LLC

We hereby consent to the use of our opinion letter dated March 15, 2019 to the Board of Directors of Restoration Robotics, Inc., included as Annex F to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Restoration Robotics, Inc., filed on August 23, 2019, and to the references to such opinion in such proxy statement/prospectus under the captions: “Prospectus Summary—Reasons for the Merger,” “Prospectus Summary—Opinion of Restoration Robotics Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Restoration Robotics Reasons for the Merger” and “The Merger—Opinion of Restoration Robotics Financial Advisor”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ SVB Leerink LLC

New York, New York

August 23, 2019